Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Exterran Holdings, Inc.’s Registration Statements No. 333-145589, No. 333-145558, No. 333-165146 and No. 333-170528 on Form S-8, and Registration Statement No. 333-159718 on Form S-3 of our reports dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule of Exterran Holdings, Inc. and the effectiveness of Exterran Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Exterran Holdings, Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Houston, Texas
February 24, 2011